The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated June 13, 2023

Pricing supplement

To prospectus dated April 13, 2023,

prospectus supplement dated April 13, 2023,

product supplement no. 4-I dated April 13, 2023 and

underlying supplement no. 1-I dated April 13, 2023

Registration Statement Nos. 333-270004 and 333-270004-01 Dated June , 2023 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments	$ Contingent Interest Notes with Variable Exposure to the S&P 500® Index due June 12, 2025 Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek potential annual coupon payments of up to 6.70% per annum on the Cash Allocation (which will range from an initial 60% allocation to potentially zero upon the occurrence of three Trigger Events as described below), and a variable long exposure to the Index performance at maturity (which we refer to as the Index Allocation and will initially be set at 40%, potentially increasing to 100% upon the occurrence of three Trigger Events as described below).
•	A Trigger Event will occur if the Index Closing Level on any trading day during the Monitoring Period is at or below a Trigger Level. The Trigger Levels are 95.00%, 90.00% and 85.00% of the Index Strike Level (referred to herein as Trigger 1 Level, Trigger 2 Level and Trigger 3 Level, respectively), corresponding to Trigger Event 1, Trigger Event 2 and Trigger Event 3, respectively. A Trigger Event can occur only once with respect to each Trigger Level and, in total only three Trigger Events can occur during the Monitoring Period.
•	The Cash Allocation on which coupon payments will be made is subject to reduction (potentially to zero), and long exposure to the Index is subject to increase (potentially to 100%), upon the occurrence of each Trigger Event. Accordingly, you should be willing to accept the risk that coupon payments will be diminished, potentially to a very small amount, if Trigger Events occur, and that you may not fully participate in any appreciation of the Index or may be fully exposed to the performance of the Index at a time of significant decline in the level of the Index.
•	Investors should be willing to forgo fixed interest payments in exchange for the opportunity to receive contingent coupons on the Cash Allocation, and to assume the risk that such coupon payments will be diminished, potentially to zero, and long exposure to the Index will increase, if Trigger Events occur. The Cash Allocation will be reduced to zero if Trigger Event 3 occurs, and no additional coupon will accrue during the term of the notes.
•	Investors will be exposed to the decline in the Ending Index Level from the Index Strike Level to a varying extent depending on whether one or more Trigger Events occur. Investors should be willing to accept the resulting loss of some and potentially all of their initial investment if the Ending Index Level is less than the Index Strike Level.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Index:	The S&P 500® Index (Bloomberg Ticker: SPX)
Coupon Rate:	The coupon will accrue daily from the Strike Date to the Valuation Date at a rate of at least 6.70% per annum on the applicable Cash Allocation. The Cash Allocation is initially 60% ($600 per $1,000 principal amount note) and will be reduced to 40% ($400 per $1,000 principal amount note) upon Trigger Event 1, to 20% ($200 per $1,000 principal amount note) upon Trigger Event 2 and to zero upon Trigger Event 3. The actual coupon rate will be provided in the pricing supplement.
Coupon Payment:	The coupon payment in respect of each Coupon Period will be paid annually on the relevant Coupon Payment Date in the amount determined on the relevant Coupon Review Date. Investors should be willing to forgo fixed coupon payments in exchange for the potential to receive a contingent coupon as described below, and to assume the risk that such coupon payment will be reduced, potentially to zero, if Trigger Events occur.
Coupon Amount:

The Coupon Amount will be an amount in U.S. dollars calculated in respect of each Coupon Period based on the applicable Cash Allocation on each day during the Monitoring Period on an actual/360 basis, unadjusted, as follows:

•       If no Trigger Event has occurred during the Monitoring Period:

$1,000 x (60% x 6.70% x (n/360))

•       If Trigger Event 1 has occurred during the Monitoring Period:

$1,000 x [(60% x 6.70% x (n/360)) + (40% x 6.70% x (n1/360))]

•       If Trigger Event 2 has occurred during the Monitoring Period:

$1,000 x [(60% x 6.70% x (n/360)) + (40% x 6.70% x (n1/360)) + (20% x 6.70% x (n2/360))]

•       If Trigger Event 3 has occurred during the Monitoring Period:

$1,000 x [(60% x 6.70% x (n/360)) + (40% x 6.70% x (n1/360)) + (20% x 6.70% x (n2/360)) + (0% x 6.70% x (n3/360))]

Where,

n = the number of calendar days, in the case of the first Coupon Period, from and including the Strike Date to and excluding the earlier to occur of Trigger Event 1 and the first Coupon Review Date, and in the case of the subsequent Coupon Period, from and including the first Coupon Review Date to and excluding the earlier to occur of Trigger Event 1 and the Valuation Date provided that if Trigger Event 1 occurred during the first Coupon Period then n for the subsequent Coupon Period will be zero

n1 = the number of calendar days, in the case of the first Coupon Period, from and including the occurrence of Trigger Event 1 to and excluding the earlier to occur of Trigger Event 2 and the first Coupon Review Date and, in the case of the subsequent Coupon Period, from and including the later of Trigger Event 1 and the first Coupon Review Date to and excluding the earlier to occur of Trigger Event 2 and the Valuation Date, provided that if Trigger Event 2 occurred during the first Coupon Period then n1 for the subsequent Coupon Period will be zero

n2= the number of calendar days, in the case of the first Coupon Period, from and including the occurrence of Trigger Event 2 to and excluding the earlier to occur of Trigger Event 3 and the first Coupon Review Date and, in the case of the subsequent Coupon Period, from and including the later of Trigger Event 2 and the first Coupon Review Date to and excluding the earlier to occur of Trigger Event 3 and the Valuation Date, provided that if Trigger Event 3 occurred during the first Coupon Period then n2 for the subsequent Coupon Period will be zero

n3 = the number of calendar days, in the case of the first Coupon Period, from and including the occurrence of Trigger Event 3 to and excluding the first Coupon Review Date and, in the case of the subsequent Coupon Period, from and including Trigger Event 3 to and excluding the Valuation Date.

The Cash Allocation and Coupon Amount will decline upon each Trigger Event, and upon the occurrence of Trigger Event 3, no additional Coupon Amount will accrue.

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$

(1)       See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2)        J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers. In no event will these selling commissions exceed $15.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

If the notes priced today, the estimated value of the notes would be approximately $979.00 per $1,000 principal amount note. The estimated value of the notes, when the terms of the notes are set, will be provided in the pricing supplement and will not be less than $960.00 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes, of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
•	Underlying supplement no. 1-I dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Payment at Maturity:

In addition to a potential Coupon Payment, at maturity you will be entitled to receive a cash payment, for each $1,000 principal amount note, calculated as follows:

•       If no Trigger Event has occurred during the Monitoring Period:

$1,000 x ((Ending Index Level / Index Strike Level) × 40%) + $600

•        If Trigger Event 1 has occurred during the Monitoring Period:

$1,000 x [(Ending Index Level / Index Strike Level) × 40%) +
((Ending Index Level / Trigger 1 Level) × 20%)] + $400

•        If Trigger Event 2 has occurred during the Monitoring Period:

$1,000 x [(Ending Index Level / Index Strike Level) × 40%) + ((Ending Index Level / Trigger 1 Level) × 20%) + ((Ending Index Level / Trigger 2 Level) × 20%)] + $200

•        If Trigger Event 3 has occurred during the Monitoring Period:

$1,000 x [(Ending Index Level / Index Strike Level) × 40%) + ((Ending Index Level / Trigger 1 Level) × 20%) + ((Ending Index Level / Trigger 2 Level) × 20%) + ((Ending Index Level / Trigger 3 Level) × 20%)]

If the Ending Index Level is less than the Index Strike Level, you will lose some and potentially all of your initial investment in your notes at maturity.

Index Allocation:

Initially set equal to 40.00% on the Strike Date ($400 per $1000 principal amount note)

Upon the occurrence of each Trigger Event, the Index Allocation will reflect the then current Index Allocation plus an additional 20% exposure to the performance of the Index, measured from the respective Trigger Level

Cash Allocation:

Initially, set equal to 60.00% on the Strike Date

Upon the occurrence of Trigger Event 1, the Cash Allocation will be reduced to 40%

Upon the occurrence of Trigger Event 2, the Cash Allocation will be reduced to 20%

Upon the occurrence of Trigger Event 3, the Cash Allocation will be reduced to zero

Trigger Event(s):	A Trigger Event occurs if the closing level of the Index is less than Trigger 1 Level (Trigger Event 1), Trigger 2 Level (Trigger Event 2) or Trigger 3 Level (Trigger Event 3) on any trading day during the Monitoring Period. A Trigger Event can occur only once with respect to each Trigger Level and, in total only three Trigger Events can occur during the Monitoring Period.
Trigger Level(s):	Trigger 1 Level: 4,054.144, an amount that represents 95.00% of the Index Strike Level
Trigger 2 Level: 3,840.768, an amount that represents 90.00% of the Index Strike Level
Trigger 3 Level: 3,627.392, an amount that represents 85.00% of the Index Strike Level
Monitoring Period:	The period from, and including, the Strike Date to, and including, the Valuation Date
Index Strike Level:	4,267.52, the closing level of the Index on the Strike Date. The Index Strike Level is not determined by reference to the closing level of the Index on the Pricing Date.
Ending Index Level:	The closing level of the Index on the Valuation Date
Strike Date:	June 7, 2023
Pricing Date:	On or about June 13, 2023
Original Issue Date:	On or about June 16, 2023 (Settlement Date)
Coupon Period:	The initial coupon period is the period from and including the Strike Date to and excluding the first Coupon Review Date and the following coupon period is the period from and including the first Coupon Review Date to and excluding the Valuation Date.
Coupon Review Dates†:	June 7, 2024 and the Valuation Date
Coupon Payment Date	June 12, 2024 and the Maturity Date
Valuation Date†:	June 9, 2025
Maturity Date†:	June 12, 2025
CUSIP:	48133XRD0
†	Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to a Single Underlying — Notes Linked to a Single Underlying (Other Than a Commodity Index)” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement.

JPMorgan Structured Investments —	PS-1
Contingent Interest Notes with Variable Exposure to the S&P 500® Index

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate the hypothetical payments on the notes in different hypothetical scenarios. Each hypothetical payment set forth below assumes an Index Strike Level of 100.00 and reflects the initial Index Allocation of 40.00% and initial Cash Allocation of 60.00%. In the hypothetical examples below, the Trigger 1 Level is 95.00, the Trigger 2 Level is 90.00 and the Trigger 3 Level is 85.00. The hypothetical Index Strike Level of 100.00 and each Trigger Level have been chosen for illustrative purposes only and do not represent the actual Index Strike Level or any Trigger Level. The actual Index Strike Level and Trigger Levels are set forth under “Key Terms” above.

Coupon Payments

A Coupon Payment will be made annually based on the Cash Allocation applicable on each day during the Monitoring Period. Annual Coupon Payments, if any, will be made at a rate of at least 6.70% per annum, calculated on an actual/360 basis, unadjusted, accrued daily and applied to the Cash Allocation. Set forth below is a hypothetical calculation of the coupon payment assuming each Coupon Period has 365 days. The Coupon Amounts set forth below may not reflect any actual Coupon Payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: Assuming no Trigger Event occurs during the first Coupon Period.

Calculation of first Coupon Amount: The investor receives a Coupon Amount of $40.76 per $1,000 principal amount note on the first Coupon Payment Date calculated as follows:

$1,000 x (60.00% x 6.70% x (365/360)) = $40.76

Example 2: Assuming Trigger Event 1 occurs on day 11 of the first Coupon Period; Trigger Event 2 occurs on day 101 of the first Coupon Period and Trigger Event 3 occurs on day 161 of the first Coupon Period.

Calculation of first Coupon Amount: The investor receives a Coupon Amount of $10.05 per $1,000 principal amount note on the first Coupon Payment Date calculated as follows:

$1,000 x [(60.00% x 6.70% x (10/360)) + (40.00% x 6.70% x (90/360)) + (20.00% x 6.70% x (60/360)) + (0% x 6.70% x (205/360))] = $1,000 x [(0.001116667) + (0.0067) + (0.0022333333) + (0)] = $10.05

Calculation of subsequent Coupon Amount: Because Trigger Event 3 occurred during the first Coupon Period, the investor receives no Coupon Amount on the subsequent Coupon Payment Date.

$1,000 x [(60.00% x 6.70% x (0/360)) + (40.00% x 6.70% x (0/360)) + (20.00% x 6.70% x (0/360)) + (0% x 6.70% x (365/360))] =

$1,000 x [(0) + (0) + (0) + (0)] = $0.00

Example 3: Assuming Trigger Event 1 occurs on day 11 of the first Coupon Period; Trigger Event 2 occurs on day 101 of the first Coupon Period and Trigger Event 3 occurs on day 161 of the second Coupon Period.

Calculation of first Coupon Amount: The investor receives a Coupon Amount of $17.68 per $1,000 principal amount note on the first Coupon Payment Date calculated as follows:

$1,000 x [(60.00% x 6.70% x (10/360)) + (40.00% x 6.70% x (90/360)) + (20.00% x 6.70% x (265/360))] =

$1,000 x [(0.0011166667) + (0.0067) + (0.009863889)] = $17.68

Calculation of subsequent Coupon Amount: Because Trigger Event 2 occurred during the first Coupon Period, and Trigger Event 3 occurred during the following Coupon Period, the investor receives a Coupon Amount of $5.96 per $1,000 principal amount note on the Maturity Date calculated as follows:

$1,000 x [(60.00% x 6.70% x (0/360)) + (40.00% x 6.70% x (0/360)) + (20.00% x 6.70% x (160/360)) + (0% x 6.70% x (205/360))] =
$1,000 x [(0) + (0) + (0.005955556) + (0)] = $5.96

Payment at Maturity

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes and do not reflect any Coupon Payment amount. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: The level of the Index increases from an Index Strike Level of 100.00 to an Ending Index Level of 110.00. No Trigger Event has occurred during the Monitoring Period.

Because the Ending Index Level of 110.00 is greater than the Index Strike Level of 100.00, and no Trigger Events have occurred, in addition to the applicable Coupon Payment, at maturity the investor receives an amount equal to $1,040.00 per $1,000 principal amount note, calculated as follows:

$1,000 × ((110.00/100.00) × 40.00%) + $600.00 = $1,040.00

Example 2: The level of the Index increases from an Index Strike Level of 100.00 to an Ending Index Level of 110.00. Trigger Event 1 occurred during the Monitoring Period.

Because the Ending Index Level of 110.00 is greater than the Index Strike Level of 100.00, and Trigger Event 1 occurred, at maturity, in addition to the applicable Coupon Payment, the investor receives an amount equal to $1,071.58 per $1,000 principal amount note, calculated as follows:

$1,000 × [((110.00/100.00) × 40.00%) + ((110.00/95.00) × 20.00%)] + $400.00 = $1,071.58

JPMorgan Structured Investments —	PS-2
Contingent Interest Notes with Variable Exposure to the S&P 500® Index

Example 3: The level of the Index increases from an Index Strike Level of 100.00 to an Ending Index Level of 110.00. Trigger 2 Event occurred during the Monitoring Period.

Because the Ending Index Level of 110.00 is greater than the Index Strike Level of 100.00, and Trigger Event 2 occurred, at maturity, in addition to the applicable Coupon Payment, the investor receives an amount equal to $1,116.02 per $1,000 principal amount note, calculated as follows:

$1,000 × [((110.00/100.00) × 40.00%) + ((110.00/95.00) × 20.00%) + ((110.00/90.00) × 20.00%)] + $200.00 = $1,116.02

Example 4: The level of the Index increases from an Index Strike Level of 100.00 to an Ending Index Level of 110.00. Trigger Event 3 occurred during the Monitoring Period.

Because the Ending Index Level of 110.00 is greater than the Index Strike Level of 100.00 and Trigger Event 3 occurred, at maturity, the investor receives an amount equal to $1,174.85 per $1,000 principal amount note, calculated as follows:

$1,000 × [((110.00/100.00) × 40.00%) + ((110.00/95.00) × 20.00%) + ((110.00/90.00) × 20.00%) + ((110.00/85.00) × 20.00%)] = $1,174.85

Example 5: The level of the Ending Index Level decreases from the Index Strike Level of 100.00 to an Ending Index Level of 97.00. No Trigger Event has occurred during the Monitoring Period.

Because the Ending Index Level of 97.00 is less than the Index Strike Level of 100.00, and no Trigger Event occurred, at maturity, in addition to the applicable Coupon Payment, the investor receives an amount equal to $988.00 per $1,000 principal amount note, calculated as follows:

$1,000 × ((97.00/100.00) × 40.00%) + $600.00 = $988.00

Example 6: The level of the Ending Index Level decreases from the Index Strike Level of 100.00 to an Ending Index Level of 90.00. Trigger Event 1 occurred during the Monitoring Period.

Because the Ending Index Level of 90.00 is less than the Index Strike Level of 100.00, and Trigger Event 1 occurred, at maturity, in addition to the applicable Coupon Payment, the investor receives an amount equal to $949.47 per $1,000 principal amount note, calculated as follows:

$1,000 × [((90.00/100.00) × 40.00%) + ((90.00/95.00) × 20.00%)] + $400.00 = $949.47

Example 7: The level of the Ending Index Level decreases from the Index Strike Level of 100.00 to an Ending Index Level of 85.00. Trigger Event 2 occurred during the Monitoring Period.

Because the Ending Index Level of 85.00 is less than the Index Strike Level of 100.00, and Trigger Event 2 occurred, at maturity, in addition to the Coupon Payment, the investor receives an amount equal to $907.84 per $1,000 principal amount note, calculated as follows:

$1,000 × [((85.00/100.00) × 40.00%) + ((85.00/95.00) × 20.00%) + ((85.00/90.00) × 20.00%)] + $200.00 = $907.84

Example 8: The level of the Ending Index Level decreases from the Index Strike Level of 100.00 to an Ending Index Level of 80.00. Trigger Event 3 occurred during the Monitoring Period.

Because the Ending Index Level of 80.00 is less than the Index Strike Level of 100.00, and Trigger Event 3 occurred, at maturity, the investor receives an amount equal to $854.43 per $1,000 principal amount note, calculated as follows:

$1,000 × [((80.00/100.00) × 40.00%) + ((80.00/95.00) × 20.00%) + ((80.00/90.00) × 20.00%) + ((80.00/85.00) × 20.00%) = $854.43

Selected Purchase Considerations

•	POTENTIAL COUPON PAYMENTS — The notes offer the potential to earn an annual coupon at the Coupon Rate of at least 6.70% per annum on the Cash Allocation, which is initially 60% and will decline, potentially to zero, upon the occurrence of Trigger Events. The Cash Allocation will be zero if the closing level of the Index is less than Trigger 3 Level, and no additional coupon amount will accrue following Trigger Event 3. If payable, a Coupon Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	INDEX ALLOCATION ADJUSTED BASED ON TRIGGER EVENTS — The initial Index Allocation is 40%, which will be adjusted upon the occurrence of one or more Trigger Events. If the closing level of the Index on any trading day during the Monitoring Period is less than 95%, 90% or 85% of the Index Strike Level, you will receive a cash payment at maturity, for each $1,000 principal amount note, that reflects the sum of the initial Index Allocation of 40% plus an additional 20% Index Allocation at the respective Trigger Level(s).
•	RETURN LINKED TO THE S&P 500® INDEX — The return on the notes is linked to the S&P 500® Index. The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated

JPMorgan Structured Investments —	PS-3
Contingent Interest Notes with Variable Exposure to the S&P 500® Index

Contingent Coupons” in the accompanying product supplement. Based on the advice of Latham & Watkins LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to) withhold on these payments paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, we expect that Section 871(m) will not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the notes. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

FATCA. Withholding under legislation commonly referred to as “FATCA” could apply to payments with respect to the notes that are treated as U.S.-source “fixed or determinable annual or periodical” income (“FDAP Income”) for U.S. federal income tax purposes (such as interest, if the notes are recharacterized, in whole or in part, as debt instruments, or Contingent Interest Payments if they are otherwise treated as FDAP Income). If the notes are recharacterized, in whole or in part, as debt instruments, withholding could also apply to payments of gross proceeds of a taxable disposition, including an early redemption or redemption at maturity, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as FDAP Income). You should consult your tax adviser regarding the potential application of FATCA to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index or any of the equity securities included in the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the Ending Index Level is less than the Index Strike Level, you will lose some and could lose all of the principal amount of your notes at maturity.
•	THE NOTES DO NOT GUARANTEE FIXED COUPON PAYMENTS — The terms of the notes differ from those of conventional debt securities in that, among other things, the Coupon Amount is linked to the performance of the Index, and will be reduced in the event the closing level of the Index falls below a Trigger Level. The Coupon Amount is calculated based on the number of days in the Coupon Period that the Index remains at or above the relevant Trigger Level. The Cash Allocation will be reduced to zero if Trigger Event 3 occurs. Accordingly, Coupon Payments should not be viewed as periodic fixed interest payments. The Trigger Levels may be reached as a result of relatively modest equity market volatility, and thus a reduction in the Cash Allocation may be more likely to occur under the notes than under another instrument incorporating trigger levels that are set further from the Index Strike Level. If Trigger Event 3

JPMorgan Structured Investments —	PS-4
Contingent Interest Notes with Variable Exposure to the S&P 500® Index occurs, the Coupon Amount payable may be de minimis and no additional Coupon Amount will accrue during the term of the notes.

•	YOU MAY NOT PARTICIPATE FULLY IN ANY APPRECIATION OF THE INDEX AT MATURITY— The initial Index Allocation is set to 40%. Additional exposure to the Index will only occur upon the occurrence of up to three (3) Trigger Events, and each Trigger Event will result in an additional 20% incremental exposure at maturity. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Index during the term of the notes. Conversely, because you will not fully participate in the performance of the Index unless three Trigger Events occur (meaning the closing level of the Index is less than 85% of the Index Strike Level during the Monitoring Period), and you may be fully exposed to the Index at a time when the level of the Index has declined significantly, your return will depend on the Ending Index Level and may result in a loss of some and potentially all of your initial investment in the notes. In addition, each increase in the Index Allocation will result in a corresponding decrease in the Cash Allocation, resulting in a reduced or no future Coupon Payment with respect to the notes.
•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities included in the Index would have.
•	VOLATILITY RISK — Greater expected volatility with respect to the Index indicates a greater likelihood as of each trading day during the Monitoring Period that the closing level of the Index, or the Ending Index Level, as applicable, could be below any Trigger Level or below the Index Strike Level on the Valuation Date. The Index’s volatility, however, can change significantly over the term of the notes. The level of the Index could fall sharply at any time during the term of the notes, which could result in the loss of one or more, or all, Coupon Payments or a significant loss of principal, or both.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement. In particular, each of the estimated value of the notes and the Coupon Rate will be provided in the pricing supplement and each may be as low as the applicable minimum set forth on the cover of this pricing supplement. Accordingly, you should consider your potential investment in the notes based on the minimums for the estimated value of the notes and the Coupon Payment.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes will exceed the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging

JPMorgan Structured Investments —	PS-5
Contingent Interest Notes with Variable Exposure to the S&P 500® Index our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Index

•	JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE INDEX — JPMorgan Chase & Co. is currently one of the companies that make up the Index, but JPMorgan Chase & Co. will have no obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Index.

JPMorgan Structured Investments —	PS-6
Contingent Interest Notes with Variable Exposure to the S&P 500® Index

Historical Information

The following graph sets forth the historical performance of the Index based on the weekly historical closing levels of the Index from January 5, 2018 through June 9, 2023. The closing level of the Index on June 12, 2023 was 4,338.93.

We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on the Pricing Date, any Coupon Review Date, including the Valuation Date. There can be no assurance that the performance of the Index will result in the return of any of your principal amount at maturity or the payment of any coupon.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and

JPMorgan Structured Investments —	PS-7
Contingent Interest Notes with Variable Exposure to the S&P 500® Index our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Hypothetical Examples of Amounts Payable on the Notes” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the S&P 500® Index” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

JPMorgan Structured Investments —	PS-8
Contingent Interest Notes with Variable Exposure to the S&P 500® Index